isoplexis VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.investorvote.com/ISO** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/ISO

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Special Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A Proposals — The Board of Directors recommends you vote "FOR" each of the following proposals:

Proposal	For	Against	Abstain
1. To adopt the Agreement and Plan of Merger, dated as of December 21, 2022, as it may be amended from time to time, by and among Berkeley Lights, Inc. ("Berkeley Lights"), Iceland Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Berkeley Lights, Inc., and IsoPlexis Corporation ("IsoPlexis" and, this proposal, the "IsoPlexis merger proposal").	☐	☐	☐
2. To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the IsoPlexis merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to IsoPlexis stockholders (the "IsoPlexis adjournment proposal").	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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The Special Meeting of IsoPlexis Corporation Stockholders will be held on March 16, 2023 at 11:00 a.m., Eastern Time, virtually via the Internet at meetnow.global/MXPL9X4

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the Special Meeting of IsoPlexis Corporation Stockholders. The material is available at: www.investorvote.com/ISO

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/ISO

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

IsoPlexis Corporation

Notice of Special Meeting of IsoPlexis Corporation Stockholders

Proxy Solicited by Board of Directors for Special Meeting — March 16, 2023

Sean Mackay and John G. Conley, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of IsoPlexis Corporation to be held on March 16, 2023 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote "FOR" the IsoPlexis merger proposal and "FOR" the IsoPlexis adjournment proposal.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

(Items to be voted appear on reverse side)